FOR IMMEDIATE RELEASE

XO Group Announces New $20 Million Stock Repurchase Program

—Company Completed Repurchase of $20 million of Common Stock under Prior Program—

NEW YORK, NY, December 19, 2011 – XO Group Inc. (NYSE: XOXO, www.xogroupinc.com), formerly The Knot Inc., the premier media and technology company devoted to weddings, pregnancy, and everything in between, today announced that its Board of Directors has authorized a new repurchase program of up to $20 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions.  The Company also announced it had completed the prior program announced in August 2011 to repurchase $20 million of the Company’s common stock.

“We believe that XO Group’s stock repurchase represents an excellent long-term investment and  demonstrates our continued commitment to enhancing shareholder value,” said David Liu, Chief Executive Officer.

The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time.

The repurchase program will be funded using the Company’s working capital. As of September 30, 2011, the Company had cash and cash equivalents of approximately $84.0 million and approximately 29.0 million shares of common stock outstanding.

Under the prior program, the Company repurchased approximately 2.4 million shares of common stock for $20 million on the open market between August 2011 and December 2011. In 2011, the Company has repurchased approximately 7.3 million shares of common stock under publicly announced programs, representing approximately 21% of the Company’s total shares of common stock outstanding on December 31, 2010, at a total cost of $70 million, excluding commissions.

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; www.xogroupinc.com), formerly The Knot Inc., is the premier media and technology company devoted to weddings, pregnancy and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest, The Bump and Ijie.com. XO Group is recognized by the industry for being innovative in all media - from the web to social media and mobile, magazines and books, and video - and our groundbreaking social platforms have ignited passionate communities across the world. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, ecommerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) our expectation of a decline in WeddingChannel.com membership and traffic to the WeddingChannel.com online shop as a result of the termination of the old Macy’s registry services agreement, (viii) the dependence of the WeddingChannel.com registry services business on third parties, and (ix) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contact:
Malindi Davies
Investor Relations Manager
XO Group Inc.
(212) 219-8555 x1079
IR@xogrp.com